Exhibit 99.j2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 20, 2017, relating to the financial statements and financial highlights of Context Strategic Global Equity Fund (the “Fund”), a series of Context Capital Funds, for the period ended December 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Cleveland, Ohio

April 28, 2017